EXHIBIT 4.7

FIFTH AMENDMENT TO RIGHTS AGREEMENT

FIFTH AMENDMENT (this “Fifth Amendment to Rights Agreement”), dated as of July 3, 2003, to the Rights Agreement between Sun Company, Inc. and First Chicago Trust Company of New York, as Rights Agent dated as of February 1, 1996, as amended July, 3, 1997, February 3, 2000, July 6, 2001 and September 6, 2001 (the “Rights Agreement”).

RECITALS

A. Pursuant to Section 27 of the Rights Agreement, Sunoco, Inc., the successor by name change to Sun Company, Inc. (the “Company”) and Equiserve Trust Company, NA, the successor to First Chicago trust Company of New York (the “Rights Agent”), shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in accordance with the provisions of Section 27 thereof.

B. The Board of Directors has declared it advisable and in the best interests of the Company and its stockholders to amend the Rights Agreement in the manner set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the covenants set forth herein, the Company hereby directs, and the parties hereto agree, that the Rights Agreement is amended as follows:

1. The definition of “Continuing Director” set forth in Section 1 of the Rights Agreement is deleted in its entirety.

2. The definition of “Distribution Date” set forth in Section 1 of the Rights Agreement is amended to read in its entirety as follows:

“Distribution Date” means the earlier of (a) the close of business on the tenth day after the Stock Acquisition Date and (b) the close of business on the tenth Business Day (or such later day as may be designated by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person) after the date of the commencement of a tender or exchange offer by any Person if, upon consummation thereof, such Person would be an Acquiring Person.

3. Section 7(d) of the Rights Agreement is amended to replace the phrase “Continuing Directors have determined or determine” with the phrase “Board of Directors of the Company has determined or determines”.

4. Section 11(a)(iii) of the Rights Agreement is amended to read in its entirety as follows:

(iii) If the number of shares of Common Stock which are authorized by the Company’s articles of incorporation but not outstanding or reserved for issuance other than upon exercise of the Rights is not sufficient to permit the exercise in full of the Rights in accordance with Section 11(a)(ii), the Company shall, with respect to each Right, make adequate provision to substitute for the Adjustment Shares, upon payment of the Purchase Price then in effect, (A) (to the extent available) Common Stock and then, (B) (to the extent available) other equity securities of the Company which the Board of Directors of the Company has determined to be essentially equivalent to shares of Common Stock in respect to dividend, liquidation and voting rights (such securities being referred to herein as “common stock equivalents”) and then, if necessary, (C) other equity or debt securities of the Company, cash or other assets, a reduction in the Purchase Price or any combination of the foregoing, having an aggregate value (as determined by the Board of Directors of the Company based upon the advice of a nationally recognized investment banking firm selected by the Board of Directors of the Company) equal to the value of the Adjustment Shares; provided that (x) the Company may, and (y) if the Company shall not have made adequate provision as required above to deliver value within 30 days following the later of the first occurrence of a Section 11(a)(ii) Event and the first date that the right to redeem the Rights pursuant to Section 23 shall expire, then the Company shall be obligated to, deliver, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, (1) (to the extent available) Common Stock and then (2) (to the extent available) common stock equivalents and then, if necessary, (3) other equity or debt securities of the Company, cash or other assets or any combination of the foregoing, having an aggregate value (as determined by the Board of Directors of the Company based upon the advice of a nationally recognized investment banking firm selected by the Board of Directors of the Company) equal to the excess of the value of the Adjustment Shares over the Purchase Price. If the Board of Directors of the Company shall determine in good faith that it is likely that sufficient additional shares of Common Stock could be authorized for issuance upon exercise in full of the Rights, the 30 day period set forth above (such period, as it may be extended, being referred to herein as the “Substitution Period”) may be extended to the extent necessary, but not more than 90 days following the first occurrence of a Section 11(a)(ii) Event, in order that the Company may seek stockholder approval for the authorization of such additional shares. To the extent that the Company determines that some action is to be taken pursuant to the first and/or second sentence of this Section 11(a)(iii), the Company (X) shall provide, subject to Section 7(d), that such action shall apply uniformly to all outstanding Rights and (Y) may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek any authorization of additional shares and/or to decide the appropriate form and value of any consideration to be delivered as referred to in such first and/or second sentence. If any such suspension occurs, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. For purposes of this Section 11(a)(iii), the value of the Common Stock shall be the current market price per share of Common Stock (as determined pursuant to Section 11(d)) on the later of the date of the first occurrence of a Section 11(a)(ii) Event and the first date that the right to redeem the Rights pursuant to Section 23 shall expire; any common stock equivalent shall be deemed to have the same value as the Common Stock on such date; and the value of other securities or assets shall be determined pursuant to Section 11(d)(iii).

5. Section 11(d)(i) of the Rights Agreement is amended to read in its entirety as follows:

(d)(i) For the purpose of any computation hereunder other than computations made pursuant to Section 11(a)(iii) or 14, the “current market price” per share of Common Stock on any date shall be deemed to be the average of the daily closing prices per share of such Common Stock for the 30 consecutive Trading Days immediately prior to such date; for purposes of computations made pursuant to Section 11(a)(iii), the “current market price” per share of Common Stock on any date shall be deemed to be the average of the daily closing prices per share of such Common Stock for the 10 consecutive Trading Days immediately following such date; and for purposes of computations made pursuant to Section 14, the “current market price” per share of Common Stock for any Trading Day shall be deemed to be the closing price per share of Common Stock for such Trading Day; provided that if the current market price per share of the Common Stock is determined during a period following the announcement by the issuer of such Common Stock of (A) a dividend or distribution on such Common Stock payable in shares of such Common Stock or securities exercisable for or convertible into shares of such Common Stock (other than the Rights), or (B) any subdivision, combination or reclassification of such Common Stock, and prior to the expiration of the requisite 30 Trading Day or 10 Trading Day period, as set forth above, after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the “current market price” shall be properly adjusted to take into account ex-dividend trading. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares of Common Stock are not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”) or such other system then in use or, if on any such date the shares of Common Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Company. If on any such date no market maker is making a market in the Common Stock, the fair value of such shares on such date as determined in good faith by the Board of Directors of the Company shall be used. If the Common Stock is not publicly held or not so listed or traded, the “current market price” per share means the fair value per share as determined in good faith by the Board of Directors of the Company, which determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.

6. Section 11(d)(iii) of the Rights Agreement is amended to delete the phrase “or, if at the time of such determination there is an Acquiring Person, by a majority of the Continuing Directors then in office, or, if there are no Continuing Directors, by a nationally recognized investment banking firm selected by the Board of Directors having no current or former relationship with an Acquiring Person,”.

7. Section 14(a) of the Rights Agreement is amended: (a) to delete the phrase “or, if at the time of such selection there is an Acquiring Person, by a majority of the Continuing Directors” and (b) to delete the phrase “or, if at the time of such determination there is an Acquiring Person, by a majority of the Continuing Directors”.

8. Section 21 of the Rights Agreement is amended to read in its entirety as follows:

The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Company and to each transfer agent of the Common Stock, the Series A Preference

Stock and the Series B Preference Stock by registered or certified mail, and, subsequent to the Distribution Date, to the holders of the Right Certificates by first-class mail. In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock, the Series A Preference Stock and the Series B Preference Stock by registered or certified mail, and, subsequent to the Distribution Date, to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation organized and doing business under the laws of the United States or of any state of the United States, in good standing, having a principal office in the State of New York, which is authorized under such laws to exercise stock transfer or corporate trust powers and is subject to supervision or examination by federal or state authority and which, at the time of its appointment as Rights Agent, has, or is an Affiliate of a corporation which has, a combined capital and surplus of at least $50,000,000 or (b) an Affiliate of a corporation described in clause (a) of this sentence. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock, the Series A Preference Stock and the Series B Preference Stock, and, subsequent to the Distribution Date, mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

9. Section 23(a) of the Rights Agreement is amended to read in its entirety as follows:

(a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) such time as any Person becomes an Acquiring Person, and (ii) the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”).

10. Section 24(a) of the Rights Agreement is amended to replace the phrase “a majority of the Continuing Directors may, at their option” with the phrase “the Board of Directors of the Company may, at its option”.

11. Section 24(b) of the Rights Agreement is amended to replace the phrase “Continuing Directors” with the phrase “Board of Directors of the Company”.

12. Section 27 of the Rights Agreement is amended to read in its entirety as follows:

The Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Common Stock or Series A Preference Stock. From and after the time any Person becomes an Acquiring Person, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (a) to cure any ambiguity, (b) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or (c) to change or supplement the provisions hereof in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). Without limiting the foregoing, the Company and the Rights Agent shall, if the Company so directs, at any time prior to such time as any Person becomes an Acquiring Person, amend this Agreement to lower the thresholds set forth in the definition of “Acquiring Person” in Section 1 hereof to not less than 10% (the “Reduced Threshold”); provided, however, that no Person who (together with all Affiliates and Associates of such Person) beneficially owns a number of shares of Voting Stock equal to or greater than the Reduced Threshold shall become an Acquiring Person unless such Person shall, after the public announcement of the Reduced Threshold, increase its (together with all Affiliates and Associates of such Person) beneficial ownership of the then outstanding shares of Voting Stock (other than as a result of acquisition of shares of Voting Stock by the Company) to an amount equal to or greater than the greater of (x) the Reduced Threshold or (y) the sum of (i) the lowest beneficial ownership of such Person (together with all Affiliates and Associates of such Person) as a percentage of the outstanding shares of Voting Stock as of any date on or after the date of the public announcement of such Reduced Threshold plus (ii) .001%. Upon the delivery of a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment is in compliance with the terms of this Section, the Rights Agent shall execute such supplement or amendment. Prior to the time any Person becomes an Acquiring Person, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock and Series A Preferred Stock.

13. Section 29(b) of the Rights Agreement is amended to delete the phrase “(or, after any Person has become an Acquiring Person, a majority of the Continuing Directors)”.

14. Section 29(c) of the Rights Agreement is amended: (a) to delete the phrase “(or, after any Person has become an Acquiring Person, by the Continuing Directors)” and (b) to delete the phrase “or the Continuing Directors”.

15. Section 31 of the Rights Agreement is amended: (a) to delete the phrase “(or, after any Person has become an Acquiring Person, a majority of the Continuing Directors)” and (b) to delete the phrase “or Continuing Directors, as the case may be”.

16. The following text is added as a new Section 35:

Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest, to the extent such acts or events are actually beyond the Rights Agent’s reasonable control.

17. Exhibit B [Form of Right Certificate] to the Rights Agreement is amended to replace the phrase “the close of business on the tenth day after the Stock Acquisition Date (or such later date as a majority of the Continuing Directors may designate prior to such time as the Rights are no longer redeemable)” with the phrase “such time as any Person becomes an Acquiring Person”.

18. Exhibit C [Summary of Terms] to the Rights Agreement is amended as follows:

(a) the section captioned “Exchange” is amended to replace the phrase “a majority of the Continuing Directors” with the phrase “the Board of Directors”.

(b) the section captioned “Redemption” is amended to read in its entirety as follows:

Redemption:	The Board of Directors may redeem all of the Rights at a price of $.01 per Right at any time prior to the time that any person becomes an Acquiring Person.

(c) the section captioned “Amendments” is amended to read in its entirety as follows:

Amendments:	Prior to the time any person becomes an Acquiring Person, the Rights Agreement may be amended in any respect. After the time any person becomes an Acquiring Person, the Rights Agreement may be amended in any respect that does not adversely affect the Rights holders (other than any Acquiring Person and certain affiliated persons).

(d) the definition of “Distribution Date” in footnote (1) is amended to replace the phrase “in each case, subject to extension by a majority of the Continuing Directors” with the phrase “in the case of clause (2), subject to extension by the Board of Directors”.

(e) the definition of “Continuing Director” in footnote (1) is deleted in its entirety.

19. This Fifth Amendment to Rights Agreement shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth, without giving effect to its principles of conflicts of laws.

20. This Fifth Amendment to Rights Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

21. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

22. In all respects not inconsistent with the terms and provisions of this Fifth Amendment to Rights Agreement, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Fifth Amendment to Rights Agreement, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Fifth Amendment to Rights Agreement has been duly executed by the Company and the Rights Agent as of the day and year first written above.

SUNOCO, INC.
{SEAL}

	By:	/s/ THOMAS W. HOFMANN
	Name:	Thomas W. Hofmann
	Title:	Senior Vice President and Chief Financial Officer

Attest:

By:	/s/ ELRIC C. GERNER
Name:	Elric C. Gerner
Title:	Assistant Corporate Secretary Sunoco, Inc.

Countersigned:

EQUISERVE TRUST COMPANY, NA (f/k/a FIRST CHICAGO TRUST COMPANY OF NEW YORK), as Rights Agent

By:	/s/ ANTHONY MILO
Name:	Anthony Milo
Title:	Managing Director

Attest:

By:	/s/ ROBBIN MAYO
Name:	Robbin Mayo
Title:	Senior Account Manager